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                                    * NEWS *

FOR IMMEDIATE RELEASE:     January 5, 1999

CONTACT: Alvyn A. Schopp                    Michele Hartley, Account Executive
         CEO                                Wayne Brown, Sr. Vice President
         T-NETIX, Inc.                      Carl Thompson Associates
         (303) 790-9111                     (800) 959-9677

                     T-NETIX ANNOUNCES CELL-TEL ACQUISITION

ENGLEWOOD, CO -- T-NETIX, Inc. (Nasdaq NMS:TNTX), a leading provider of specialized call processing and fraud control software technologies, announced that on December 31, 1998, it exercised its option to acquire 100 percent of the common stock of Cell-Tel Monitoring, Inc., Tampa, Fla. The purchase price was approximately $4.0 million, consisting of the conversion of $2.3 million of Cell-Tel preferred stock and an additional $1.7 million in cash. T-NETIX is determining whether it will record a write-down of Cell-Tel's in-process research and development in 1998. T-NETIX will account for the transaction as a purchase.

Cell-Tel engages in the sales and marketing and research and development of a prisoner/parolee electronic monitoring device utilizing the Internet and using T-NETIX's SpeakEZ Voice Print(sm) technology. Cell-Tel's product, Contain(sm), is designed to provide a remote monitoring system with an Internet-based case management system. "We see tremendous potential of this technology as an expansion of our core Inmate Calling Services (ICS) business to include parolees in home detention programs. There are nearly four million parolees in the United States, and home detention is paying an increasingly significant role in the correctional process," said Alvyn Schopp, T-NETIX's CEO. "In addition, we believe the Contain(sm) product is an example of a viable and marketable application of the SpeakEZ Voice Print(sm) technology. The expertise and contacts of our ICS business should allow us to accelerate the sales of the Contain(sm) product."

Through its Inmate Calling Services Division, T-NETIX provides telecommunications services such as specialized call processing to correctional facilities throughout the United States, and voice verification and fraud control software technologies through its SpeakEZ Division.

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T-NETIX ANNOUNCES CELL-TEL ACQUISITION  / page 2

T-NETIX management anticipates that all of Cell-Tel's employees and managers will be retained by the Company, and that Cell-Tel's activities will be integrated into the Company to support the ongoing Contain(sm) development as well as assisting in the SpeakEZ and ICS product lines. "In addition to the Cell-Tel technology, we are adding a strong technical staff and technology-oriented managers," added Schopp.

Schopp noted that Cell-Tel's technology enables parole officers to automatically dial up parolees at home using an Internet-based server provided by T-NETIX. When parolees answer the telephone, they receive a computerized prompt and are asked to provide a list of pass phrases. The SpeakEZ Voice Print(sm) technology then verifies callers' voices to stored voice prints located on the Cell-Tel Internet server. This service can be programmed to randomly dial parolees throughout the day. Results of the calls are recorded for parole agencies or officers to review over the Internet on a real-time basis. The officers can also review any messages or responses left by parolees. If there is a problem with compliance, the parole officer can take action.

"What's so exciting about this technology is that it gives correctional agencies an extremely low-cost alternative to parole officers having to use face-to-face supervision techniques to ensure subjects are complying with the terms of their parole," said Schopp. "The service would cost approximately $2-$3 per day per parolee a significant savings over parole officer check-ins and on-person monitoring devices. We have had the opportunity to be intimately involved in the marketing of the Contain(sm) product. We believe it is and will continue to be well received by correctional agencies, and certainly by parole officers, who would be able to focus most of their time and attention on problem cases. We also think it will be more effective at ensuring compliance than personal check-ups, since the dial-up can be conducted several times a day. With current case loads, parole officers don't have time to check on parolees more than a few times a week."

To sell the service, T-NETIX should be able to leverage its existing relationships with correctional facilities and departments throughout the country, explained Schopp. As a leading provider of inmate calling services, Schopp said he anticipates that T-NETIX can work with many of its customers to extend services to the parole and home detention process. He added that because of T-NETIX's ability to leverage customer relationships, and the efficient delivery of the product using automated dialers and an Internet-based server, no significant capital investment would be required to build this business.

"We recently discussed our intent to refocus our SpeakEZ business on activities that represent cost-effective development solutions," said Schopp. "The acquisition of Cell-Tel gives us the Contain(sm) product which is an example of a product that has achieved this goal."

Based in Englewood, Colorado, T-NETIX provides specialized call processing services for correctional institutions to the telecommunications industry including AT&T, Bell Atlantic, US

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T-NETIX ANNOUNCES CELL-TEL ACQUISITION  / page 3

WEST, SBC Communications, Inc., and GTE, plus voice verification and fraud prevention services utilizing the SpeakEZ Voice Print(sm) technology. Contact the company on-line at www.T-NETIX.com.

This news release contains forward-looking statements, as provided for by the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties including, but not limited to: the demand for the company's ICS products and services; the renewal of existing site-specific ICS customer contracts and the company's ability to win new contracts; the ability to reduce expenditures in the SpeakEZ Division and to successfully license voice verification and fraud prevention technology; competitive pricing pressures, particularly in the company's ICS business, the future success of newly developed technologies; and changes in regulations or regulatory practices in the telecommunications industry that would affect the sales or pricing of the company's inmate calling services. For a full description of the company's historical performance, and a detailed discussion of risks and uncertainties, please refer to the company's documents on file with the Securities and Exchange Commission.


 Note: News releases and other information on T-NETIX, Inc. can be accessed at no charge at www.ctaonline.com/ir/tnetix.htm or
                      www.T-NETIX.com on the Internet.

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